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                                                                      EXHIBIT 12

                             VERIZON DELAWARE INC.

               Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in Thousands)

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
                                                           Six Months                   Years Ended December 31,
                                                              Ended       ---------------------------------------------------------
                                                          June 30, 2001   2000        1999        1998         1997        1996
                                                          -------------   ----        ----        ----         ----        ----
Income before provision for income taxes,
  extraordinary item and cumulative effect of
  change in accounting principle......................       $37,524     $66,040     $81,553     $68,650      $58,471     $63,531
Equity in loss (income) of affiliates.................         3,476       1,965         (60)         --           --          --
Dividends received from equity affiliates.............            48          80          60          --           --          --
Interest expense......................................         4,959      10,108       8,429       9,493        9,287       8,111
Portion of rent expense representing interest.........           927       1,993       1,882       1,713        2,258       1,998
Amortization of capitalized interest..................           192         391         352         310          254         204
                                                             -------     --------------------------------------------------------
Earnings, as adjusted.................................       $47,126     $80,577     $92,216     $80,166      $70,270     $73,844
                                                             =======     ========================================================
Fixed charges:
Interest expense......................................       $ 4,959     $10,108     $ 8,429     $ 9,493      $ 9,287     $ 8,111
Portion of rent expense representing interest.........           927       1,993       1,882       1,713        2,258       1,998
Capitalized interest..................................           586         634         420         944          428       1,243
                                                             -------     --------------------------------------------------------
Fixed Charges.........................................       $ 6,472     $12,735     $10,731     $12,150      $11,973     $11,352
                                                             =======     ========================================================
Ratio of Earnings to Fixed Charges....................          7.28        6.33        8.59        6.60         5.87        6.50
                                                             =======     ========================================================
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